 Exhibit 99.1

Nextracker Expands Board, Adding Two Directors

FREMONT, Calif., April 25, 2023 - Nextracker (Nasdaq: NXT), one of the world's leading providers of intelligent solar tracker and software solutions, today announced that the size of the company’s Board of Directors has been increased from eleven to thirteen members, adding two new directors: Brandi Thomas and Kyra Whitten. Both new members joined the Board effective April 25, 2023.

Ms. Thomas joins as an independent director and has a deep financial background, with experience in corporate audit, enterprise risk management, and strategic growth. She is passionate about advancing diversity, equity, and inclusion in the workplace. She currently serves as Vice President, Chief Audit Executive, and Chief Diversity Officer of General Electric (GE) Company. Prior to GE, Ms. Thomas served as Vice President, Corporate Audit for Delta Air Lines, Inc., and held senior finance and audit roles at other Fortune 500 companies, including Uber and Intuit.

Ms. Whitten has extensive experience leading marketing, communications, and corporate affairs organizations for B2B technology brands. Ms. Whitten has a strong track record of building global sustainability programs and corporate foundations that align to corporate purpose and values. Ms. Whitten currently serves as Senior Vice President of Corporate Marketing, Communications, and Sustainability at Flex, a position Ms. Whitten has held since January 2023. She is also President of the Flex Foundation.

“I’m honored and appreciative to welcome two new directors to our Board,” stated Dan Shugar, Founder and CEO of Nextracker. “Ms. Thomas and Ms. Whitten are outstanding choices for the company as they bring experience in finance, audit, marketing, communications, DEI, and ESG to round out the Board’s capabilities.”

About Nextracker
Nextracker is a leading provider of intelligent, integrated solar tracker and software solutions used in utility-scale and ground-mounted distributed generation solar projects around the world. Our products enable solar panels in utility-scale power plants to follow the sun’s movement across the sky and optimize plant performance. With more than seventy-five gigawatts shipped worldwide, Nextracker offers solar tracker technologies that optimize and increase energy production while reducing costs for significant plant ROI.

Contacts:

Media

Kristan Kirsh

Kkirsh@nextracker.com

Investors & Analysts
Don Quinby

Dquinby@nextracker.com